EXHIBIT 7

                             MANAGEMENT AGREEMENT

                             MANAGEMENT AGREEMENT

         THIS AGREEMENT, dated as of _____________, 2000 by and between IBF VI
- SECURED LENDING CORPORATION, a Delaware corporation (the "Company"), and IBF MANAGEMENT CORP., a Delaware corporation (the "Manager");

                                  WITNESSETH:

     WHEREAS, the Company intends to invest in mortgage loans, Mortgage-Backed Securities and other real estate related assets and commercial loans ("Investments"); and

     WHEREAS, the Company desires to retain the Manager to acquire, sell and otherwise manage the Investments of the Company and to perform administrative services for the Company in the manner and on the terms set forth herein;

     NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

     SECTION 1.  Definitions.

     Except as the context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings assigned them in the Company's prospectus dated [[ ]], 2000 (the "Prospectus"). In addition, the following terms have the meanings assigned them:

          (a) "Agreement" means this Management Agreement, as amended from time to time.

          (b) "Closing Date" means the date of closing of the Company's debt offering described in the Prospectus.

          (c) "Eligible Account": One or more trust accounts maintained with
     (i) a federal depository institution, (ii) a state chartered depository institution subject to regulations regarding fiduciary funds on deposit substantially similar to 12 CFR Section 9.10(b) or (iii) a trust company acting in its fiduciary capacity, which in any case may be an account maintained with the indenture trustee. Eligible Accounts may bear interest.

          (d) "Governing Instruments" means, in the case of a corporation, the articles of incorporation and bylaws, in the case of a partnership, the certificate of partnership or similar document and partnership agreement and, in the case of a limited liability company, the certificate of formation and operating agreement.

          (e) "Mortgage-Backed Securities" means interests in mortgage-backed securities.

     SECTION 2.  Duties of the Manager.

          (a) The Manager at all times will be subject to the supervision by the Company and will have only such functions and authority as the Company may delegate to it. The Manager will be responsible for the day-to- day operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as the Manager deems to be appropriate, including:

               (i) providing a complete program of investing and reinvesting the capital and assets of the Company in pursuit of its investment objectives and in accordance with policies adopted by the Company from time to time;

               (ii) serving as the Company's consultant with respect to formulation of investment criteria and preparation of policy guidelines by the Company's board of directors;

               (iii) assisting the Company in developing criteria for mortgage asset purchase commitments that are specifically tailored to the Company's investment objectives and making available to the Company its knowledge and experience with respect to mortgage loans, other real estate related assets and commercial loans;

               (iv) counseling the Company in connection with policy decisions;

               (v) maintaining the Company's exemption from regulation as an investment company;

               (vi) representing the Company in connection with the purchase and commitment to purchase or sell mortgage loans and other real estate related assets and commercial loans;

               (vii) furnishing reports and statistical and economic research to the Company regarding the Company's activities and the services performed for the Company by the Manager;

               (viii) monitoring and providing to the Company on an ongoing basis price information and other data, obtained from certain nationally recognized dealers that maintain markets in mortgage assets, and providing data and advice to the Company in connection with the identification of such dealers;

               (ix) administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Company;

               (x) contracting, as necessary, with third parties for master and special servicing of assets acquired by the Company;

               (xi) communicating on behalf of the Company with the holders of the equity and debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective relations with such holders;

               (xii) causing the Company to qualify to do business in all applicable jurisdictions;

               (xiii) assisting the Company in complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended;

               (xiv) performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as the board of directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

               (xv) using all reasonable efforts to cause the Company to comply with all applicable laws.

     (b) Real Estate Asset Portfolio Management. The Manager will perform portfolio management services on behalf of the Company with respect to the Company's Investments. Such services will include, but not be limited to, consulting with the Company on purchase and sale opportunities, collection of information and submission of reports pertaining to the Company's assets, interest rates, and general economic conditions, periodic review and evaluation of the performance of the Company's portfolio of assets, acting as liaison between the Company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets, and other customary functions related to real estate portfolio management. The Manager may enter into subcontracts with other parties, including its affiliates, to provide any such services to the Company.

     (c) Manager to Act as Servicer. The Company hereby appoints the Manager to service and manage the Company's assets, and the Manager hereby accepts such appointment and hereby agrees to service and manage the Company's assets pursuant to the terms of this Agreement. The Manager agrees that its servicing and management of assets shall be carried out in accordance with (i) applicable law and (ii) the express terms hereof.

     In servicing and administering the Company's assets under this Agreement, the Manager shall, subject to the terms of this Agreement, have full power and authority, acting alone or through subservicers, to do any and all things in connection with such servicing and administration that it may deem necessary or desirable. Without limiting the generality of the foregoing, the Manager is hereby authorized and empowered by the Company to execute and deliver, in the name and on behalf of the Company, any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each mortgaged property and related collateral and any and all instruments of satisfaction or cancellation or of partial or full release or discharge, all documents, affidavits and pleadings necessary to conduct any litigation or other proceedings involving the Company or its assets and all other comparable instruments with respect to the assets and with respect to the mortgaged properties and related collateral. The Manager shall take all actions necessary or desirable to maintain the lien on each mortgaged property and related collateral.

     (d) Subservicers; Independent Contractors. The Manager may, at its own expense, contract with any subservicer or independent contractor satisfactory to the Company to perform all or any portion of its duties hereunder, but the Manager shall remain liable hereunder to the full extent of its duties and obligations specified herein.

     (e) Collection of Taxes, Assessments and Similar Items; Escrow Accounts. The Manager shall establish and maintain one or more accounts (each, an "Escrow Account") into which all escrow payments shall be deposited. Escrow Accounts shall be Eligible Accounts. The Manager shall notify the Company in writing of the location and account number of each Escrow Account it establishes and shall notify the Company prior to any change thereof. Withdrawals of amounts from an Escrow Account may be made, subject to the terms governing the use of the related escrow payments, only to: (i) effect payment of taxes, assessments, insurance premiums, ground rents and comparable items; (ii) refund to borrowers any sums determined to be overages; (iii) pay interest, if required, to borrowers on balances in the Escrow Account; (iv) withdraw interest or other income which lawfully belongs to the Company; or
(v) clear and terminate the Escrow Account at the termination of this Agreement.

     The Manager shall maintain accurate records with respect to each mortgaged property reflecting the status of taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums payable with respect thereto as well as the payment of ground rents with respect to each ground lease. The Manager shall use best efforts to obtain, from time to time, all bills for the payment of such items (including renewal premiums), and shall effect payment prior to the applicable penalty or termination date, employing for such purpose escrow payments as allowed under the terms of the related mortgage loan. To the extent that a mortgage loan does not require a borrower to make payments for taxes, assessments, insurance premiums and other similar items in escrow, the Manager shall require that any such payment be made by the borrower at the time they first become due.

     (f) Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage. The Manager shall maintain or cause the related borrower to maintain with respect to each mortgage loan, fire and hazard insurance with extended coverage on the related mortgaged property in an amount which is at least equal to the lesser of the replacement cost of the improvements which are part of such property and the investment value thereof, but in no event greater than the maximum amount of such insurance required by the terms of the related note or mortgage.

     It is understood and agreed that no earthquake or other additional insurance other than flood insurance is to be required of any borrower or to be maintained by the Manager other than pursuant to the terms of the related note or mortgage and pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If permitted by the related note or mortgage, the Manager may maintain, if available, or, if applicable, may require the related borrower to maintain other forms of insurance including but not limited to, loss of rents endorsements, business interruption insurance or comprehensive public liability insurance. If the mortgaged property was located at the time of origination of the mortgage loan in a federally designated special flood hazard area, the Manager will cause the related borrower to maintain or will itself obtain flood insurance in respect thereof to the extent available. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related mortgage loan and (ii) the greater of (x) the maximum amount of such insurance required by the terms of the related note or mortgage and (y) the maximum amount of such insurance as is available for the related property under the national flood insurance program (assuming that the area in which such property is located is participating in such program).

     The Manager agrees to prepare and present claims under each related insurance policy in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or to permit recovery thereunder.

     All policies required hereunder shall name the Manager and the Company as loss payees and, to the extent available and applicable, shall contain negative amortization endorsements.

     (g) The Manager shall maintain at its own expense a fidelity bond in the form and amount that would meet the requirements of prudent commercial servicing or asset management standards for loans of this type in its own servicing or asset management portfolio, as the case may be. The Manager shall use its best efforts to cause the issuer of any such fidelity bond to give at least ten days' prior written notice of cancellation or nonrenewal of such fidelity bond to the Company. In addition, the Manager shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of the Manager's officers, employees and agents in connection with its obligations hereunder. The Manager shall cause each and every subservicer to maintain a policy of insurance covering errors and omissions and a fidelity bond which meet such requirements. The Manager shall notify the Company of the cancellation or the receipt of a notice of cancellation of any such policy.

     (h) Environmental Assessment Prior to Foreclosure; Tax Reporting with Respect to Foreclosure and Abandoned Property. Notwithstanding any other provision of this Agreement, the Manager shall not obtain title to a mortgage property as a result of or in lieu of foreclosure or otherwise, and shall not otherwise acquire possession of any mortgage property, if as a result of any such action the Company would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such mortgage property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Manager has previously determined, based on an environmental assessment prepared by an independent person who regularly conducts environmental audits, that:

          (A) such mortgaged property is in compliance with applicable environmental laws or, if not, that it is consistent with the business plan in respect of such mortgaged property to take such actions as are necessary to bring the mortgaged property in compliance therewith, and

          (B) there are no circumstances present at such mortgaged property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any then effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, it is consistent with the business plan to take such actions with respect to the affected mortgaged property.

     In the event that the environmental assessment first obtained by the Manager with respect to a mortgaged property indicates that such mortgaged property may not be in compliance with applicable environmental laws or that hazardous materials may be present but does not definitively establish such fact, the Manager shall cause such further environmental tests as the Manager shall deem prudent. Any such tests shall be deemed part of the environmental assessment obtained by the Manager for purposes of this Section.

     The Manager shall report to the Internal Revenue Service and to the related borrower, in the manner required by applicable law, the information required to be reported regarding interest collected or refunded on the related mortgage loan or any mortgaged property which is abandoned or foreclosed. The Servicer shall deliver a copy of any such report to the Company.

     (i) Modifications, Waivers, Amendments and Consents. To the extent consistent with the business plan and subject to the provisions of this Section, the Manager shall have the right, but not the obligation, to agree to any modification, waiver or amendment of any term of any of the Company's assets. All modifications, waivers or amendments of any asset shall be in writing.

     The Manager may charge the borrower for any costs and expenses incurred by the Manager in connection with any request for a consent, modification, waiver or amendment.

     The Manager shall notify the Company of any modification, waiver or amendment of any term of any asset and the date thereof, and shall deposit in the related mortgage file an executed copy of the agreement relating to such modification, waiver or amendment, together with the mortgage documents relating to any substitute or additional collateral given in connection therewith, promptly following the execution thereof.

     (j) Additional Fees. The Manager may charge the borrower a reasonable or customary modification fee. All such fees and reimbursements and any additional fees charged by the Manager shall be for the benefit of the Company.

     (k) Expenses. All expenses incurred by the Manager hereunder shall be for its own account, without any right of reimbursement therefor, except for any expenses directly related to the maintenance or liquidation of the Company's assets.

     (l) Standard of Care. The Manager agrees to service the loans originated or acquired by the Company and manage any properties acquired in respect thereof in accordance with servicing standards for loans similar to the loans originated or acquired by the Company and asset management standards for commercial properties that are customarily employed by prudent servicers servicing comparable loans for their own account and prudent asset managers managing comparable properties for their own account and in a manner intended to achieve the purposes of the Company set forth above.

     SECTION 3. Additional Activities of Manager. Nothing herein shall prevent the Manager or any of its affiliates from engaging in other businesses or from rendering services of any kind to any other person or entity, including investment in, or advisory service to others investing in, any type of real estate investment.

     Directors, officers, employees and agents of the Manager or affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories for the Company, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company's Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

     SECTION 4. Commitments. In order to meet the investment requirements of the Company, as determined from time to time, the Manager agrees to issue on behalf of the Company commitments on such terms as are established by the Company for the purchase of Investments.

     SECTION 5. Bank Accounts. At the direction of the Company, the Manager may establish and maintain one or more bank accounts in the name of the Company, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Company may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Company and, upon request, to the auditors of the Company or any Subsidiary. Notwithstanding the foregoing, all amounts collected or received by the Manager in respect of the Company's assets shall be deposited by the Manager on the day received into an account established by the Manager in the name of the Company.

     SECTION 6. Records; Confidentiality. The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company at any time during normal business hours. The Manager shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to nonaffiliated third parties except with the prior written consent of the Company.

     SECTION 7. Obligations of Manager.

     (a) The Manager shall require each seller or transferor of Investments to the Company to make such representations and warranties regarding such Investments as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Company's Investments and other assets.

     (b) The Manager shall refrain from any action that would adversely affect the status of the Company as exempt from regulations under the Investment Company Act or that, in its sole judgment made in good faith, would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or that would otherwise not be permitted by the Company's Governing Instruments. If the Manager is ordered to take any such action by the Company, the Manager shall promptly notify the Company of the Manager's judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 9 of this Agreement.

     (c) Absent written direction from the Company, the Manager shall use reasonable efforts to comply with the Guidelines, as they may be revised from time to time.

     SECTION 8. Compensation.

     (a) The Company shall reimburse the Manager for expenses incurred in the establishment of the Company and the offering and administrative costs of the bond offering as described in the Prospectus.

     (b) The Company shall pay to the Manager incentive compensation for each calendar year, commencing in the calendar year ending December 31, 2000 (for which initial year such amount shall be prorated), in an amount equal to the product of (A) 2.00% and (B) the outstanding principal amount of the Bonds.

     (c) The Manager shall compute the compensation payable under Section 8(b) of this Agreement within 45 days after the end of each calendar year. A copy of the computations made by the Manager to calculate its compensation shall thereafter promptly be delivered to the Company and, upon such delivery, payment of the compensation earned under Section 8(b) of this Agreement shown therein shall be due and payable within 60 days after the end of such calendar year.

     SECTION 9. Limits of Manager Responsibility. The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Company in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its directors, officers, stockholders and employees will not be liable to the Company, the directors or the Company's stockholders or partners for any acts or omissions by the Manager, its directors, officers, stockholders or employees under or in connection with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties. The Company shall reimburse, indemnify and hold harmless the Manager, its stockholders, directors, officers and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, (including attorneys' fees) in respect of or arising from any acts or omissions of the Manager, its stockholders, affiliates, directors, officers and employees made in good faith in the performance of the Manager's duties under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

     SECTION 10. No Joint Venture. The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

     SECTION 11. Term; Termination. This Agreement shall commence on the date of execution by the parties and shall continue in force until the Bonds are paid in full, unless the Company delivers a notice of termination to the Manager pursuant to Section 13.

     SECTION 12. Assignments.

     (a) Except as set forth in Section 12(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company. Any such assignment shall bind the assignee hereunder in the same manner as the Manager is bound. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as manager. The Management Agreement shall be void upon (i) the sale of all or substantially all of the assets of the Manager, or (ii) the recapitalization, restructuring, merger, consolidation, combination or sale of the stock of the Manager as a result of which Simon A. Hershon is not the holder of securities representing the majority of the outstanding capital stock entitled to vote in an election of the director of the Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to an organization which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound hereunder and by the terms of such assignment in the same manner as the Company is bound hereunder.

     (b) Notwithstanding any provision of this Agreement, the Manager may subcontract any or all of its responsibilities under Section 2 of this Agreement to any of its affiliates, which affiliate shall be approved by the Company, and the Company hereby consents to any such assignment and subcontracting provided, however, that no such arrangement between the Manager and any Affiliate of the Manager shall relieve the Manager of its duties or obligations hereunder.

     SECTION 13. Termination by the Company for Cause. At the option of the Company, this Agreement, or any extension hereof, shall be and become terminated for cause immediately upon 60 days' written notice of termination from the Company, or the trustee under any document pursuant to which the Company has issued debt, to the Manager, without payment of any termination fee, if any of the following events shall occur:

     (a) if the Manager shall breach any provision of this Agreement in any material respect and, after notice of such material breach, shall not cure such violation within 30 days of such notice;

     (b) there is entered an order for relief or similar decree or order with respect to the Manager by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or the Manager (i) ceases, or admits in writing its inability, to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (ii) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Manager and continue undismissed for 30 days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against the Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for 30 days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 30 days; or

     (c) if the Manager shall act in any way under this Agreement that is grossly negligent or the Manager shall recklessly disregard the interests of the holder's of the Company's bonds issued pursuant to the Prospectus.

     (d) If any of the events specified in Section 13(b) of this Agreement shall occur, the Manager shall give prompt written notice thereof to the Company upon the happening of such event.

     SECTION 14. Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Section 13 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination. Upon such termination, the Manager shall forthwith:

     (a) pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement;

     (b) deliver to the Company a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Company; and

     (c) deliver to the Company all property and documents of the Company then in the custody of the Manager.

     SECTION 15. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company held by the Manager under this Agreement shall be held by the Manager as custodian for the Company, and the Manager's records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than 60 days following such request. The Manager shall not be liable to the Company, the directors, or the Company's stockholders or partners for any acts performed or omissions to act by the Company in connection with the money or other property released to the Company in accordance with this Section. The Company shall indemnify the Manager, its directors, officers, stockholders and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager's release of such money or other property to the Company in accordance with the terms of this Section 15 of this Agreement. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 9 of this Agreement.

     SECTION 16. Representations and Warranties.

     (a) The Company hereby represents and warrants to the Manager as follows:

          (i) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole. The Company does not do business under any fictitious business name.

          (ii) The Company has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

     (b) The Manager hereby represents and warrants to the Company as follows:

          (i) The Manager is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole. The Manager does not do business under any fictitious business name.

          (ii) The Manager has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, partners and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized agent of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

          (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

     SECTION 17. Notices. Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

     (a)  If to the Company:

          IBF VI Securities Corporation
          1733 Connecticut Avenue, N.W.
          Washington, D.C.  20009
          Attention:  Simon A. Hershon

     (b)  If to the Manager:

          IBF Management Corp.
          1733 Connecticut Avenue, N.W.
          Washington, D.C.  20009
          Attention:  Simon A. Hershon

     Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice.

     SECTION 18. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

     SECTION 19. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

     SECTION 20. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the District of Columbia, without reference to its choice of law principles.

     SECTION 21. Schedules and Exhibits. All Schedules and Exhibits referred to herein or attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

     SECTION 22. Indulgences, Not Waivers. Neither the failure nor any on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver

     SECTION 23. Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matters incident thereto.

     SECTION 24. Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

     SECTION 25. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

     SECTION 26. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

     SECTION 27. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

     SECTION 28. Computation of Interest. Interest will be computed on the basis of a 360-day year consisting of twelve months of thirty days each.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                 IBF VI SECURED LENDING CORPORATION



                                 By: __________________________________________
                                 Its: _________________________________________



                                 IBF MANAGEMENT CORP.



                                 By: __________________________________________
                                 Its: _________________________________________

                                   Exhibit A

                              Form of Guidelines